HARBORSIDE HEALTHCARE CORPORATION AND SUBSIDIARIES
       COMPARATIVE NET INCOME (LOSS) PER SHARE CALCUALTION
 THREE MONTHS AND NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996
        (dollars in thousands, except per share amounts)


                                       For the three          For the six
                                       months ended           months ended
                                       September 30,          September 30,
                                      1995        1996       1995        1996

Net income                                     $ 1,410

Pro forma income before
 extraordinary loss                $   181                $   189     $ 1,796
Extraordinary loss, net                 -                      -       (1,318)
Pro forma net income               $   181                $   189     $   478

 Weighted average number of
  common and common equivalent
  shares                         4,425,000   8,016,000  4,425,000   5,852,000


Primary and Fully Diluted Amounts
 Per Share:

  Net income                                   $  0.18

  Pro forma net income
   before extraordinary loss      $  0.04                 $  0.04     $  0.31
  Extraordinary loss, net              -                       -        (0.23)
  Pro forma net income            $  0.04                 $  0.04     $  0.08


Weighted average number of shares
 and common stock equivalents:

 Weighted average number of
  common shares                 4,400,000    8,000,000  4,400,000   5,832,000

 Additional shares from assumed
  exercise of stock options
  granted with exercise price
  below initial public
  offering price                   25,000       16,000     25,000      20,000

  Total number of shares used to
  calculate Primary and Fully
  Diluted Net Income per Share  4,425,000    8,016,000  4,425,000   5,852,000